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                                                                      EXHIBIT 99


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                       SECURITIES AND EXCHANGE COMMISSION


INVESTMENT COMPANY ACT OF 1940
Release No. 25248 /October 31, 2001


In the Matter of

FIRSTMARK CORP.
Three James Center, 7th Floor
1051 East Cary Street
Richmond, Virginia 23219


(812-12016)


ORDER UNDER SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940

Firstmark Corp. filed an application on March 3, 2000, and an amendment to the application on October 2, 2001, requesting an order under section 6(c) of the Investment Company Act of 1940 (the "Act"). The order would exempt applicant from all provisions of the Act until the earlier of one year from October 31, 2001 or the date applicant no longer may be deemed to be an investment company.

On October 5, 2001, a notice of the filing of the application was issued (Investment Company Act Release No. 25205). The notice gave interested persons an opportunity to request a hearing and stated that an order granting the application would be issued unless a hearing was ordered. No request for a hearing has been filed, and the Commission has not ordered a hearing.

The matter has been considered and it is found, on the basis of the information set forth in the application, as amended, that granting the requested exemption is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the Act. Accordingly,


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IT IS ORDERED, under section 6(c) of the Act, that the requested exemption from all provisions of the Act is hereby granted, effective immediately, subject to the conditions contained in the application as amended.

For the Commission, by the Division of Investment Management, under delegated authority.


                                Jonathon G. Katz
                                   Secretary


                            /s/ MARGARET H. MCFARLAND
                           By:  Margaret H. McFarland
                                Deputy Secretary

                                     [SEAL]